Exhibit 4.2

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This First Amendment to Registration Rights Agreement (this “Amendment”) is made and entered into as of December 11, 2015 by and between Enviva Partners, LP, a Delaware limited partnership (the “Partnership”), Enviva MLP Holdco, LLC, a Delaware limited liability company, Enviva Cottondale Acquisition I, LLC, a Delaware limited liability company, and Enviva Developments Holdings, LLC, a Delaware limited liability company.

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Registration Rights Agreement, entered into as of May 4, 2015 (the “Registration Rights Agreement”), by and between the Partnership, Enviva MLP Holdco, LLC and Enviva Cottondale Acquisition I, LLC (each a “Party,” and together, the “Parties”).

RECITALS:

WHEREAS, Section 3.11 of the Registration Rights Agreement provides that such agreement may be amended by the written agreement of the Partnership and the Holders of a majority of the then outstanding Registrable Securities; and

WHEREAS, pursuant to the foregoing authority, and in connection with the issuance of Common Units (as such term is defined in the First Amended and Restated Agreement of Limited Partnership of Enviva Partners, LP, dated as of May 4, 2015) pursuant to the Contribution Agreement, dated as of December 11, 2015, by and between Enviva Wilmington Holdings, LLC, a Delaware limited liability company, and the Partnership (the “Southampton Contribution Agreement”), the Parties desire to amend the Registration Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

Section 1.                                                     Amendments to Registration Rights Agreement

(a)                                 Amendments to Section 1.01.

i.                                          The following definition of “DevCo” is hereby added:

““DevCo” means Enviva Development Holdings, LLC, a Delaware limited liability company.”

ii.                                       The following definition of “Southampton Contribution Agreement” is hereby added:

““Southampton Contribution Agreement” means the Contribution Agreement, dated as of December 11, 2015, by and among Enviva Wilmington Holdings, LLC, a Delaware limited liability company, and the Partnership.”

iii.                                    The definition of “Registrable Securities” is hereby deleted in its entirety and replaced with the following:

““Registrable Securities” means the aggregate number of (i) Common Units issued (or issuable) to MLP Holdco pursuant to the Contribution Agreement; (ii) Subordinated Units; (iii) Common Units issuable upon conversion of the Subordinated Units pursuant to the terms of the Partnership Agreement; and (iv) Common Units issued to DevCo pursuant to the Southampton Contribution Agreement, which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.”

(b)                                 Amendment to Section 2.01

i.                  The first sentence of Section 2.01 is hereby deleted in its entirety and replaced with the following:

Upon the written request (a “Notice”) by MLP Holdco, DevCo or by Holders owning at least one million then-outstanding Registrable Securities (subject to adjustment pursuant to Section 3.04), the Partnership shall file with the Commission, as soon as reasonably practicable, but in no event more than 90 days following the receipt of the Notice, a registration statement (each, a “Registration Statement”) under the Securities Act providing for the resale of the Registrable Securities (which may, at the option of the Holders giving such Notice, be a registration statement under the Securities Act that provides for the resale of the Registrable Securities pursuant to Rule 415 from time to time by the Holders (a “Shelf Registration Statement”)).

Section 2.                                                     General Provisions.

(a)                                 Amendment. No amendment of this Amendment shall be valid unless such amendment is made in accordance with Section 3.11 of the Registration Rights Agreement.

(b)                                 Counterparts.  This Amendment may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

(c)                                  Governing Law.  The law of the State of New York shall govern this Amendment.

(d)                                 Severability of Provisions.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

(e)                                  Effect of the Amendment.  Except as amended by this Amendment, all other terms of the Registration Rights Agreement shall continue in full force and effect and remain unchanged and are hereby confirmed in all respects by each Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Amendment, effective as of the date first written above.

ENVIVA PARTNERS, LP

By: Enviva Partners GP, LLC, as its sole general partner

By:	/s/ Stephen F. Reeves
Name:	Stephen F. Reeves
Title:	Executive Vice President and Chief Financial Officer

ENVIVA MLP HOLDCO, LLC

By:	/s/ William H. Schmidt, Jr.
Name:	William H. Schmidt, Jr.
Title:	Executive Vice President, General Counsel and Secretary

ENVIVA COTTONDALE ACQUISITION I, LLC

By:	/s/ William H. Schmidt, Jr.
Name:	William H. Schmidt, Jr.
Title:	Executive Vice President, General Counsel and Secretary

ENVIVA DEVELOPMENT HOLDINGS, LLC

By:	/s/ William H. Schmidt, Jr.
Name:	William H. Schmidt, Jr.
Title:	President, General Counsel and Secretary

SIGNATURE PAGE
TO
 FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT